Exhibit (m)(viv)under Forn N-1A
                                              Exhibit(1) under Item 601/Reg. S-K

                                    EXHIBIT I
                                     to the
                                Distribution Plan

                           Federated Insurance Series
                           Federated Kaufmann Fund II
                                 Service Shares



     This Distribution Plan is adopted by between Federated Insurance Series with respect to the Class of Shares of the Portfolios set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of Service Shares of Federated Kaufmann Fund II held during the month.

     Witness the due execution hereof this 1st day of March, 2003.




                                    Federated Insurance Series





                                    By:  /s/ J. Christopher Donahue
                                    Name: J. Christopher Donahue
                                    Title:  President